Exhibit 10.2

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is made and entered into by and between Highwoods Properties, Inc., a Maryland corporation (“Highwoods” or the “Company”), and Gene H. Anderson (“Employee”).

WHEREAS, the effective date of Employee’s retirement from employment with Highwoods is June 30, 2009 (the “Retirement Date”); and

WHEREAS, Employee and Highwoods wish to set forth the terms and conditions of Employee’s retirement from employment, as well as resolve any disputes and claims which Employee could potentially have arising from the employment of Employee by Highwoods and the ending of that employment.

NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, Employee and Highwoods agree as follows:

1.	Highwoods’ Agreements:

Subject to the terms and conditions contained herein, and in consideration of the release and other promises contained herein, Highwoods agrees to provide Employee, an at-will employee, with the following:

(a)       Subject to Employee’s continuing compliance with his agreements under Section 2 of this Agreement, Highwoods acknowledges and confirms that Employee is eligible for benefits under the Company’s Retirement Plan, which was adopted and became effective as of March 1, 2006. In addition to the foregoing, subject to Employee’s continuing compliance with his agreements under Section 2 of this Agreement, (i) the Exercisability Benefit shall apply to all Stock Options held by Employee as of the Retirement Date (regardless of whether or not such Stock Options are subject to the Exercisability Benefit pursuant to Section 3 of the Retirement Plan) and (ii) the Vesting Benefit shall apply to all shares of Time-Based Restricted Stock and Performance-Based Restricted Stock held by Employee as of the Retirement Date (regardless of whether or not such shares are subject to the Vesting Benefit pursuant to Section 3 of the Retirement Plan). Capitalized terms used but not defined herein shall have the meaning set forth in the Retirement Plan.

(b)       Highwoods will continue Employee’s health insurance benefits through the Retirement Date, after which Employee may elect to continue health insurance through COBRA.

2.	Employee’s Agreements:

(a)       Full and General Release of Liability: In consideration of this Agreement, and the benefits and promises provided for in Section 1, the sufficiency of which is hereby acknowledged, Employee hereby forever WAIVES, RELEASES, AND DISCHARGES Highwoods and all of its current and past insurers, attorneys, fiduciaries, current and former officers, directors, partners, employees, agents, successors, assigns, subsidiary and parent companies, and all other entities affiliated with or related to it, without limitation, exception, or reservation (collectively, the “Released Parties”), from any and all liability, actions, claims, demands, or lawsuits in law or in equity which Employee may have had, presently has, or in the future may have, in connection with or arising out of his employment with Highwoods through the effective date of this Agreement, other than for breach of this Agreement. This Release applies to any and all claims against Highwoods, known or unknown, arising under contract or under federal, state, or local statutory or common (including civil tort) law, which have been asserted or which could have been asserted including, but not limited to, any and all claims of race, sex, national origin, religious, disability, or age discrimination, harassment and/or retaliation under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act, any claims pursuant to the Family and Medical Leave Act, the Equal Pay Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 42 U.S.C. § 1983, 42 U.S.C. § 1988, any claims of retaliation pursuant to the Fair Labor Standards Act and/or North Carolina Workers’ Compensation Act, state statutory and common law, including but not limited to any claims for breach of contract, tortious interference with business expectancy, outrage, negligent infliction of emotional distress, defamation, and/or wrongful discharge in violation of public policy, and any other federal, state, or local laws, including common law, to the maximum extent permitted by law, without limitation or exception, other than for breach of this Agreement.

(b)       Return of Highwoods’ Property: Employee understands and agrees that on or before the Retirement Date, he will turn over to Highwoods all originals and all copies of all lists, files, memoranda, records, reports, credit cards, policies, handbooks, physical or personal property, and other documents or information, whether tangible, on computer or otherwise, which Employee received from Highwoods which is the property of Highwoods or which he prepared, copied or caused to be prepared or copied, or otherwise received in connection with his employment with Highwoods. Any requests for reimbursement of business-related expenses incurred by Employee during the course of his employment must be submitted to Highwoods in accordance with existing policies and procedures of Highwoods no later than September 30, 2009.

(c)       Confidential Business Information: Employee acknowledges that he knows information relating to Highwoods and its affiliated and related entities and their respective operations that is proprietary in nature, confidential to Highwoods, and not generally known to the public. Such “confidential business information” includes information, whether obtained in writing, in conversation, or otherwise, concerning corporate strategy, intent and plans, business operations, financing, customers and potential customers, customer leases, pricing, costs, budgets, equipment, the status, scope and terms of pending negotiations, transactions, contracts and obligations, and corporate and financial reports. Such confidential and/or trade secret information does not, however, include information in the public domain unless Employee has, without authority, made it public. Employee agrees: (1) not to disclose such information to anyone; (2) to keep such information confidential; (3) to take appropriate precautions to maintain the confidentiality of such information; and (4) not to use such information for personal benefit or the benefit of any customer, competitor, vendor or employee of Highwoods or any other person. If Employee is required to disclose information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against such claims, then Employee shall: (a) notify Highwoods promptly before any such disclosure is made; (b) at Highwoods’ request and expense, take all reasonably necessary steps to defend against such process or claims; and (c) refrain from opposing Highwoods’ participation with counsel of its choice in any proceeding relating to any such court order, other government process or claims.

(d)       Employee Acknowledgements: Employee acknowledges that as of the date Employee signed this Agreement, Employee: (1) has not suffered a work-related injury that has not be properly disclosed to Highwoods; (2) has been paid in full all wages due and owing to Employee for any and all work performed for Highwoods; (3) has not exercised any actual or apparent authority by or on behalf of Highwoods and/or any of the Released Parties that Employee has not specifically disclosed to the Employer; (4) to Employee’s knowledge, Employee has not entered into any agreements, whether written or otherwise, with any of Highwoods’ employees (current and former) and/or third parties that could legally bind Highwoods.

(e)       Non-Disparagement: Employee agrees that he will not make disparaging or critical statements of any nature whatsoever about Highwoods and/or any of the Released Parties. Highwoods will not make disparaging or critical statements of any nature whatsoever about Employee. Each of the parties agrees and acknowledges that any violation of or failure to perform the agreements set forth in this section by the other party shall constitute a material breach of this Agreement.

(f)        Non-Interference: Nothing in this Agreement shall interfere with Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local regulatory or law enforcement agency. However, the consideration provided to Employee in this Agreement shall be the sole relief provided to Employee for the claims that are released by the Employee in this Agreement, and Employee will not be entitled to recover and agrees to waive any monetary benefits or recovery against the Company and/or the other Released Parties in connection with any such charge or proceeding without regard to who has brought such charge or complaint.

(g)       Non-Competition: For the later of such time as Employee continues to serve as a member of the Company’s Board of Directors or holds long-term incentive awards subject to the benefits referenced or described in Section 1(a), of this Agreement, Employee shall not engage in the ownership, development, operation, management or leasing of any retail, industrial, office or distribution properties in any metropolitan area in which the Company is engaged in business at any time without the prior consent of the Company’s Board of Directors.

3.         Tax Issues and Indemnification Agreement: Employee expressly acknowledges that no oral or written representation of fact or opinion has been made to him by Highwoods, any of the Released Parties, or its attorneys regarding the tax treatment or consequences of any payment made under this Agreement. It is expressly understood that to the extent any liability or responsibility exists for employee’s federal, state and local income or other taxes, penalties or interest (all of which shall be referred to as “Tax”), such liability or responsibility rests solely with Employee. Employee further agrees to indemnify and hold harmless Highwoods and/or the Released Parties in connection with any liability incurred by Highwoods in connection with any Tax or Taxes for which Employee is responsible.

4.         Voluntary Nature of Agreement and Advice of Counsel: Employee acknowledges he has read this Agreement, understands its terms, and signs the Agreement voluntarily of his own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement. Employee is hereby advised to consult with his attorney before signing this Agreement, and Employee acknowledges he has had an opportunity to review this Agreement with an attorney prior to execution.

5.         Consideration Period and Revocation: Employee received this Agreement on June 18, 2009. Employee has twenty-one (21) calendar days from the date Employee received the Agreement within which to consider the Agreement, although Employee may return it sooner if desired. Employee may revoke the Agreement, by delivering a written notice of revocation to Jeffrey D. Miller, Vice President, General Counsel and Secretary, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, within seven (7) calendar days after Employee signs the Agreement. The Agreement will become effective and enforceable on the eighth (8th) calendar day following the date Employee signs the Agreement (“Effective Date”).

6.         Cooperation: Employee agrees that, upon reasonable request by Highwoods, Employee will participate in the investigation, prosecution, or defense of any matter involving Highwoods, any of the other Released Parties, or any other matter that arose during Employee’s employment, provided Highwoods shall reimburse Employee for any reasonable travel and out-of-pocket expenses incurred in providing such participation at its request.

7.         Binding Effect: This Agreement will be binding upon Employee and his heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Company and its successors and assigns.

8.         Entire Agreement: This Agreement contains the entire agreement between and among the parties and cannot be modified in any respect in the future except in a writing signed by the parties hereto.

9.         Severability: It is expressly understood to be the intent of the parties hereto that the terms and provisions of this Agreement are severable and if, at any time in the future or for any reasons, any term or provision in this Agreement is declared unenforceable, void, voidable, or otherwise invalid, the remaining terms and provisions shall remain valid and enforceable as written.

10.       Governing Law: The terms and provisions of this Agreement shall be interpreted and enforced under the substantive law of the State of Georgia, to the extent state law applies, and under federal law, to the extent federal law applies.

11.       Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement. Any party to this Agreement may execute this Agreement by signing any such counterparts.

12.       Attorney Fees: In any dispute hereunder that is resolved through legal proceedings, reasonable attorneys’ fees and expenses shall be awarded to the prevailing party.

13.       Termination of Amended and Restated Executive Supplemental Employment Agreement: Each of the parties hereto acknowledges that, pursuant to Section 10(e) of the Amended and Restated Executive Supplemental Employment Agreement, effective as of April 13, 2007, by and between, Highwoods and Employee (the “Prior Agreement”), the Prior Agreement is automatically terminated concurrently with execution of this Agreement, and that none of the provisions of the Prior Agreement shall survive or be deemed to survive the execution of this Agreement in any respect.

14.       Committee Approval. The terms and conditions of this Agreement have been approved in all respects by the Compensation and Governance Committee of the Company’s Board of Directors.

/s/ Gene H. Anderson
Gene H. Anderson

Highwoods Properties, Inc.
By:	/s/ Jeffrey D. Miller
Name:	Jeffrey D. Miller
Title:	Vice President